Exhibit 3.39

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
TIME-LIFE BOOK PROGRAM INC.
UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

*****

WE, THE UNDERSIGNED, C. Carter Smith, Jr. and Curtis C. Messenger, being respectively, the Executive Vice President and Secretary of TIME-LIFE BOOK PROGRAM INC., DO HEREBY CERTIFY:

1.             The name under which the corporation was formed is The Span of Time, Inc.

2.             The certificate of incorporation of said corporation was filed by the Department of State on July 14, 1965.

3.             (a)           The certificate of incorporation is amended to change the corporate name of the corporation to TIME-LIFE LIBRARIES INC.

(b)           To effect the foregoing, Article FIRST relating to the corporate name of the corporation is amended to read as follows:

“The name of the corporation (hereinafter called the Corporation) is TIME-LIFE LIBRARIES INC.”

4.             The amendment was authorized by the unanimous written consent of all the shareholders.

IN WITNESS WHEREOF, we have signed this certificate on December 26, 1968, and we affirm the statements contained therein as true under penalties of perjury

/s/ C. Carter Smith, Jr.
C. Carter Smith, Jr.
Executive Vice President

/s/ Curtis C. Messinger
Curtis C. Messinger
Secretary

VERIFICATION

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

C. CARTER SMITH, JR. and CURTIS C. MESSENGER, being first duly sworn, depose and say that they are the Executive Vice President and Secretary, respectively, of TIME-LIFE BOOK PROGRAM INC.; that they have read the foregoing certificate and know the contents thereof and that the statements contained therein are true.

/s/ C. Carter Smith, Jr.
C. Carter Smith, Jr.

/s/ Curtis C. Messinger
Curtis C. Messinger

Sworn to before me on

December  26, 1968.

/s/ Evelyn Z. Dore (Morrisey)
Notary Public

[Notary Seal]